Item 5. Other Events,

     Southern National Corporation ("Southern National" or the "Company") has entered into an Agreement and Plan of Reorganization with Regional Acceptance Corporation ("Regional"), dated as of March 29, 1996 (the "Agreement"), which provides for the Company to acquire Regional in a transaction in which the shareholders of Regional will receive .3929 shares of Southern National common stock for each share of Regional common stock. The exchange ratio is subject to adjustment in the event the average per share price of the Company's common stock during a specified 10-day period prior to the closing is less than $24 or greater than $32. The Company expects to issue approximately 6,040,000 shares in the transaction, which is valued at approximately $167 million based on the market price of the Company's common stock on the day preceding the date of the Agreement. The transaction will be accounted for as a pooling of interests.

     In connection with the Agreement, Regional granted Southern National an option to purchase a number of Regional shares up to 19.9% of the currently outstanding shares at $10.21 per share, exercisable only in certain events if the transaction is not completed.

     The transaction has been approved by the boards of directors of Southern National and Regional and is subject to the approval of regulators and the shareholders of Regional and other customary closing conditions. The transaction is expected to be completed during the third quarter.

     Regional specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. Founded in 1978, Regional has 27 branch offices in North Carolina, South Carolina, Tennessee and Virginia. Upon completion of the transaction, Regional will continue to operate under its name as a wholly owned subsidiary of Southern National.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SOUTHERN NATIONAL CORPORATION
                                                   (Registrant)

                                        By:  /s/ Sherry A. Kellett
                                             Sherry A. Kellett, Controller
                                             Principal Accounting Officer
Date:  May 3, 1996